SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                             Date of Report 05/16/01


               Environmental Oil Processing Technology Corporation


Utah           Commission File No. 0-29509          (IRS Employer No. 82-0520055
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2801 Brandt Avenue, Nampa, Idaho                               83687
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Registrant's telephone number, (208)-463-0063 Fax:(208) 463-7601
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(Former name or former address, if changed since last report.)
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Item 5. Other Events:

(A) N. Tod Tripple, President of Environmental Oil Processing Technology Corporation announced that effective May 16, 2001, EVOP (through its subsidiary EOPT Power Group - Nevada, Inc.) entered into a purchased power contract in the amount of $47,020,640 for the electrical output of the first phase of the Reno Project power plant. Sierra Pacific Power Company, a public utility, has agreed to purchase power continuously beginning in September of 2001 through December of 2002 to meet Sierra Pacific load. The plant is under development on Company owned property located at the Tahoe Reno Industrial Center in Storey County, Nevada, and presently consists of three 10MW gas and diesel fired combustion turbines estimated to be on line in September 2001. The project is expandable to four 10MW turbines and two EVOP proprietary used oil refining plants which are expected to be completed during 2002. The purchase contract provides for gross revenues to EVOP of $21,465,840 from August through December of 2001, and $25,554,800 through the calendar year 2002.

(B) On May 14, EVOP acquired substantially all of the assets of Artesian Oil Recovery Company, a fully "permitted" used oil transfer facility located in Oakland, California. The assets included a five year lease with options to extend, operating permits, two collection trucks, customer lists, storage facilities, and other equipment for collecting used oil, oily water, antifreeze and other related materials for recycling This acquisition is direct line with EVOP's strategic marketing plan, and is located in a prime location for providing


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     feed oil to the Reno Project used oil refineries and power generating turbines, especially considering the limited number of "permitted" facilities in Northern California. Historically Artesian has been collecting approximately 2,000,000 gallons of used oil annually. EVOP paid $485,000 for the company, and took possession on May 14, 2001.

(C)  On April 24, 2001, EVOP formed its wholly owned subsidiary EOPT Power Group
     - Nevada, Inc. to operate its facilities in Nevada. Presently Mr. Norvin T. Tripple, president and CEO of EVOP is the president and constitutes the board of directors for the subsidiary.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             Environmental Oil Processing Technology Corporation

      Dated:  May 16, 2001                      By _________/s/_________________
                                                     N. Tod Tripple, President